LIMITED LIABILITY COMPANY AGREEMENT
OF
WHITFIELD SARASOTA LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Whitfield Sarasota LLC (the “Company”), is entered into by Lightstone Sarasota Industrial LLC, a Delaware limited liability company, as the managing member (the “Managing Member”), and LVP Sarasota Industrial LLC, a Delaware limited liability company (”LVP”; together with the Managing Member, collectively, the “Members” and individually, a “Member”). LVP shall sometimes hereinafter also be referred to as the “Non-Managing Member.” Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

RECITALS

WHEREAS, the Company was formed on November 1, 2007 as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the Non-Managing Member has acquired title to that certain real property located at 2150 Whitfield Avenue, Sarasota, FL 34243 (the “Property”), and the Non-Managing Member wishes to contribute the Property to the Company in accordance with the terms of this Agreement; and

WHEREAS, the Members desire to state the terms and conditions of the Company.

NOW THEREFORE, in consideration of the premises and the agreements herein contained, the Members hereby agree as follows:

Section 1. Name.

The name of the limited liability company heretofore formed and continued hereby is WHITFIELD SARASOTA LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 326 Third Street, Lakewood, NJ 08701, or such other location as may hereafter be determined by the Managing Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 5. Members.

The mailing address of each Member is set forth on Schedule B attached hereto. The Members were admitted to the Company as members of the Company upon their execution of counterpart signature pages to this Agreement.

The Members may act by written consent.

Section 6. Certificates.

Joseph Teichman is hereby designated as an “authorized person” within the meaning of the Act, and executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and such execution, delivery and filing is hereby approved and ratified. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes. The purpose conducted or promoted by the Company has been since its formation and will continue to be to engage in the following activities:

(i) to acquire, improve, finance, hold, own, operate, rent, redevelop, sell, mortgage, exchange, convey, or otherwise dispose of the Property and to execute and deliver any documents and certificates or engage in all actions necessary and appropriate to accomplish the foregoing; and

(ii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) The Company, by or through the Managing Member, or any Officer on behalf of the Company, may enter into and perform the Basic Documents, all in accordance with Article 9 hereof and without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

Section 8. Powers.

The Company, the Managing Member and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Subject to Section 9(d), the business and affairs of the Company shall be managed by or under the direction of the Managing Member.

(b) Powers. Subject to Section 9(d), the Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9, the Managing Member has the authority to bind the Company. Notwithstanding the foregoing, the parties expressly acknowledge that the adoption, modification or revocation of a Major Decision requires the Approval of the Non-Managing Member.

(c) Managing Member as Agent. To the extent of its powers set forth in this Agreement and subject to Section 9(d), the Managing Member is an agent of the Company for the purpose of the Company's business, and the actions of the Managing Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d) Major Decisions. Notwithstanding any other provisions of this Agreement, the Company and/or the Managing Member may not, without the Approval of the Non-Managing Member of the Company, take any of the following actions (each, a “Major Decision”):

(i) borrow money or amend the terms and conditions of any financing of the Company in any material respect or make elections with respect to interest periods, interest rates or other material provisions under any such financing;

(ii) lend money (whether on a secured or unsecured basis, but excluding trade debt);

(iii) grant any mortgage, security interest or any other lien on any Property or any other assets of the Company;

(iv) subject all or any part of any Property to a condominium statute or convert any Property to condominium or cooperative form of ownership;

(v) except as otherwise provided herein, sell all or any portion of any Property;

(vi) seek or consent to any change in the zoning or other land use regulations affecting any Property or any permits or approvals granted thereunder if such change will materially adversely affect the value of the Property or the rights, interests or obligations of the parties under this Agreement;

(vii) rebuild or reconstruct the improvements on the Property if they are substantially damaged by a fire or other casualty, except to the extent the Company is required to do so pursuant to any loan secured by the Property or except to the extent that the cost to rebuild or reconstruct the improvements is less than $500,000;

(viii) acquire any real property (other than the Property), any direct or indirect interest in real property, or any interest in any Person;

(ix) assign, transfer, pledge, compromise or release any of the claims of or debts or insurance or condemnation proceeds due the Company exceeding $50,000 except in connection with the receipt by the Company of payment in full of such claims or debts;

(x) dissolve the Company;

(xi) effect any merger, consolidation or restructuring of the Company;

(xii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors with respect to either the Company or the Managing Member;

(xiii) purchase or redeem all or any portion of the interest of any Member in the Company, except as otherwise provided herein;

(xiv) form, directly or indirectly, any subsidiary (except as may be required by the Lender in connection with any financing or refinancing of the Property);

(xv) amend or otherwise modify this Agreement or any of the organizational documents of the Company in any respect;

(xvi) enter into or conduct any business or operations other than in connection with the business of the Company as contemplated by Section 7 hereof or otherwise herein;

(xvii) settle any casualty loss (except to the extent fully covered by insurance less any deductible) or condemnation claim in excess of $250,000;

(xviii) settle any material litigation or threatened litigation;

(xix) enter into any material contract or agreement that is not on then-prevailing market terms in all respects;

(xx) issue additional equity interests in itself; and

(xxi) take any other actions which, pursuant to the terms of this Agreement, require Approval of all of the Members.

(e) Deadlock Regarding Significant Decisions; Buy/Sell Option. In the event there is not a unanimous vote of the Members with respect to any Major Decision (a "Deadlock"), whether at a meeting of the Members or by an action by written consent in accordance with this Agreement, then within two (2) business days after such vote (or such consent is requested by a Member) each Member shall provide to the other Member a written notice describing in reasonable detail the reason for its position with respect to the Major Decision at issue. The Members shall then enter into good faith negotiations to amicably resolve such Deadlock and continue such negotiations for a period of at least five (5) business days (such period being the "Cooling-Off Period"). If a Deadlock is not resolved during the Cooling-Off Period, then commencing on the business day following the date that the Cooling-Off Period shall have terminated (the "Termination Date"), each of the Members shall have the following rights:

(i) either Member (the "Initiating Member") shall be entitled to deliver a written notice (the "Offer Notice") to the other (the "Deciding Member") specifying in such notice that the Initiating Member offers to purchase all, but not less than all, of the Membership Interests of the Deciding Member upon the terms and conditions specified in reasonable detail in the Offer Notice; and

(ii) upon receipt of an Offer Notice, the Deciding Member shall have three (3) business days to deliver a written notice (the "Response Notice") to the Initiating Member specifying in the Response Notice either that:

A. the Deciding Member has elected to sell all of its Membership Interests in the Company to the Initiating Member at the price and upon the terms and conditions specified in the Offer Notice, in which case, the Initiating Member shall purchase, and the Deciding Member shall sell, all of the Deciding Member's Membership Interests in the Company at the price and upon the terms and conditions specified in the Offer Notice; or

B. the Deciding Member has elected to purchase all of the Initiating Member's Membership Interests in the Company at the Offer Price (as defined below) and upon the terms and conditions specified in the Offer Notice, in which case the Deciding Member shall purchase, and the Initiating Member shall sell, all of the Initiating Member's Membership Interests in the Company at the Offer Price and upon the terms and conditions specified in the Offer Notice.

(iii) An Offer Notice shall only be valid if delivered on or after the Termination Date, and any Offer Notice delivered prior to such time shall be deemed null and void and have no force or effect. Each Member agrees that if an Offer Notice is not sent within five (5) business days following the Termination Date, then the Deadlock shall be deemed to have been amicably resolved and the proposed action that is the subject of the Deadlock shall be deemed to have been Approved by the Members.

(iv) Upon delivery of an Offer Notice to either Member, then the Deciding Member shall not be permitted to deliver a subsequent Offer Notice and any such subsequent Offer Notice shall be deemed null and void and have no force or effect; provided, however, that in the event that each Member shall have delivered to the other an Offer Notice on the same day (without regard to the time of day such Offer Notice is received) then, in such event, the Offer Notice which contains the lowest purchase price for the other's Membership Interest in the Company shall be deemed null and void and have no force or effect.

(v) Notwithstanding any provision contained herein to the contrary, in the event that the Deciding Member has not delivered a Response Notice within the three (3) business day period provided for in Section 9(e)(ii) above, then for purposes of this Agreement the Deciding Member shall be deemed to have made the election specified in Section 9(e)(ii)(A) above and thereafter the Deciding Member shall sell all of its Membership Interests in the Company to the Initiating Member at the price and upon the terms and conditions specified in the Offer Notice.

(vi) The Members agree that irreparable damage would occur in the event any of the provisions of this Section 9(e) were not performed in accordance with the terms hereof and that the Members shall be entitled to specific performance of the terms and provisions of this Section 9(e), in addition to any other remedy at law or equity. The Members further agree that time is of the essence with respect to any time periods set forth in this Section 9(e).

(vii) For purposes of this Section 9(e), the "Offer Price" means the product obtained when multiplying (i) the quotient obtained when dividing (x) the dollar amount of the price offered by the Initiating Member in the Offer Notice by (y) the Percentage of Membership Interest of the Deciding Member multiplied by 100, and (ii) the Percentage of Membership Interest of the Initiating Member multiplied by 100.

Section 10. Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Managing Member and shall consist of at least a president (the “President”) and a secretary (the “Secretary”). The Managing Member may also choose one or more vice presidents (each a “Vice President”), assistant secretaries (each an “Assistant Secretary”) and assistant treasurers (each an “Assistant Treasurer”). Any number of offices may be held by the same person. The Managing Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Managing Member. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of the Managing Member. Any vacancy occurring in any office of the Company shall be filled by the Managing Member. The initial Officers of the Company designated by the Managing Member are listed on Schedule C hereto.

(b) President. The President shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Company are carried into effect. The President or any other Officer authorized by the President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b) (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 10(c).

(c) Vice President. In the absence of the President or in the event of the President's inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Company and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and shall perform such other duties as may be prescribed by the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe

(e) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(f) Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11. Limited Liability.

Subject to the terms of this Agreement, except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 12. Capital Contributions.

The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto in consideration of their respective Percentage Interests (hereinafter defined) in the Company. “Percentage Interest” means the ownership interest of each Member in the Company (the “Membership Interests”), expressed as a percentage, as set forth on Schedule B.

Section 13. Additional Contributions.

The Members are not required to make any additional capital contribution to the Company. However, the Members may make additional capital contributions to the Company at any time upon the written consent of the Members. To the extent that a Member makes an additional capital contribution to the Company, the Managing Member shall revise Schedule B of this Agreement accordingly. The provisions of this Agreement, including this Section 13, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14. Allocation of Profits and Losses.

All items of Company profit, loss, gain, deduction and credit shall be allocated among the Members in proportion to their respective Percentage Interests.

Section 15. Distributions.

(a) Distributions of Available Cash shall be distributed to the Members from time to time, as determined by the Managing Member. All distributions shall be made on a pro rata basis in accordance with each Member’s respective Percentage Interest. The Managing Member shall use its commercially reasonable efforts to distribute sufficient Available Cash to permit Lightstone Value Plus Real Estate Investment Trust, Inc. (the “REIT”), the indirect parent of the Managing Member, to satisfy its obligation to distribute annually to its stockholders at least 90% of its taxable income, subject to certain exclusions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

(b) Notwithstanding anything to the contrary contained herein, the Managing Member shall be entitled to a one-time preferential distribution equal to 10 percent per annum on the agreed value of its capital contribution which amount shall be funded by a capital contribution by the Non-Managing Member. In the event such contribution is not made on or before December 31, 2007, the Percentage Interests of and Agreed Value of Capital Contribution of the Members shall be approximately adjusted to conform their economic interests.

Section 16. Books and Records.

(a) The Managing Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Managing Member. The Members and their duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Managing Member on behalf of the Company, shall not have the right to keep confidential from the other Member any information that the Managing Member would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company's books of account shall be kept using the method of accounting determined by the Managing Member in accordance with generally accepted accounting principles in the United States of America and in a manner that will permit the REIT to satisfy any reporting requirements that state regulators may impose upon it. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Managing Member.

(b) All funds of the Company shall be deposited in a bank account or accounts in the Company's name.

Section 17. Other Business.

The Members and any Affiliate of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any other duty existing at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 18. Exculpation and Indemnification.

(a) Neither the Members nor any Officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Members nor any member of the board of directors of the REIT (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof and provided further, that so long as any Obligation is outstanding, any indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 18 shall be subordinate to payments then due pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

Section 19. Assignments; Transfers.

(a) Except as otherwise provided in this Agreement, (i) no Member may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber (including the grant of an option with respect to any of the foregoing), directly or indirectly (“Transfer”), all or any part of its Membership Interest or withdraw from the Company, and (ii) no Transfer of any direct or indirect interest in a Member shall be permitted, except (in the case of both clauses (i) and (ii)) with the Approval of the Managing Member, which Approval may be granted or withheld by the Managing Member in its sole and absolute discretion.

(b) Any Transfer not in compliance with the requirements of this Section 19 shall be void ab initio as against the Company and the other Members and shall be disregarded by all of the Members and the Company for all purposes of allocations and distributions hereunder. The Company shall be entitled to treat the record owner of a Membership Interest as the absolute owner thereof for all purposes and shall incur no liability to any purported transferee or any other Person for distributions of money or other property in good faith made to the record owner of such Membership Interest, unless and until all conditions of any Transfer shall have been fulfilled in accordance herewith to the satisfaction of the Company, subject to the Approval of the Managing Member which Approval may be granted or withheld by the Managing Member in its sole and absolute discretion.

(c) Unless a transferee is substituted as a Member in accordance with this Section 19(c), the transferee shall not be entitled to any of the rights of a Member hereunder with respect to the Membership Interest transferred. A transferee of a Membership Interest may be substituted as a Member and shall thereupon be entitled to the rights of a Member with respect to such Membership Interest, only upon satisfaction of the following conditions, each of which may be waived by the Managing Member (except as to transfers of its own Membership Interest) in its sole discretion:

(i) the transferor shall have granted the transferee the right to be substituted as a Member in its place;

(ii) the Managing Member has Approved the Transfer in writing, which it may refuse to do for any reason or for no reason;

(iii) the transferee shall have paid, or made arrangement satisfactory to the Managing Member to pay, to the Company all costs and expenses incurred by the Company in connection with such substitution, including any costs incurred in amending this Agreement, the certificate of formation, if necessary, or any other document filed with respect to the Company in any jurisdiction;

(iv) the transferee shall have executed and delivered such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem to be necessary or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by and subject to all of the terms and provisions of this Agreement and any other relevant agreements relating to the Company to which the transferor and the Company or other Members are parties;

(v) such Transfer shall not result in the termination of the Company pursuant to Code Section 708;

(vi) the Managing Member has received an opinion of the Company’s counsel that the proposed Transfer is permissible under all applicable federal or state securities laws and will not cause the Company to be classified other than as a partnership for federal income tax purposes or cause the Company to terminate for federal income tax purposes; and

(vii) such assignment shall not result in a default or event of default under the Loan Documents or any other material instruments or agreements to which the Company is a party or to which the Property is subject and the Company and the Managing Member shall have obtained all consents to such assignment required pursuant to the Loan Documents.

Section 20. Resignation.

Except as expressly provided in this Agreement, the Managing Member shall not resign or withdraw as managing member of the Company without the Approval of the other Members, which Approval may be withheld by such Members in their sole discretion.

Section 21. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Managing Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company unless the Lender consents in writing.

Section 22. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than (i) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 19 and 21, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Sections 20 and 21), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(c) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 23. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interests of the Members in the Company are personal property.

Section 24. Right to Force Sale of Property. Notwithstanding any provision contained herein to the contrary, at any time after seven (7) years from the date hereof, the Managing Member shall have the right to force the Company to dispose of the Property by delivering written notice thereof (a “Forced Sale Notice”) to the Non-Managing Member. Upon receipt of a Forced Sale Notice, the Non-Managing Member shall agree to the initiation of the sale of the Property by the Managing Member.

Section 25. INTENTIONALLY DELETED.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company other than the Lender (for so long as any Obligation is outstanding) or by any creditor of the Members. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30. Amendments.

Except as provided in Section 9(d), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Managing Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Lender consents in writing except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 31. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 33. Tax Matters. It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes. The Members shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for Federal, state, local and foreign income tax purposes. The books and records of the Company shall be maintained by the Managing Member in accordance with generally accepted accounting principles, consistently applied, and Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Regulations promulgated thereunder. A capital account shall be established and maintained by the Managing Member on behalf of each Member in accordance with the Treasury Regulation issued pursuant to Section 704(b) of the Code. The Managing Member shall be the “tax matters partner” as defined in Section 6231(a)(6) of the Code, with respect to the Company.

Section 34. Effectiveness.

Pursuant to the Act, this Agreement shall be effective as of the execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 15th day of November, 2007.

MEMBERS:

LIGHTSTONE SARASOTA INDUSTRIAL LLC,
a Delaware limited liability company

By:	Lightstone Value Plus REIT LP,
its sole member

	By:	Lightstone Value Plus Real Estate Investment Trust, Inc.,
a Maryland corporation, its general partner

By:
Name: David Lichtenstein
Title: CEO

LVP SARASOTA INDUSTRIAL LLC,
a Delaware limited liability company

By:	Lightstone Holdings LLC,
its managing member

By:
Name: David Lichtenstein
Title: CEO

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Approval” (and any variation thereof) of a Member shall mean the prior written approval of such Member. Use of the term “reasonable” or “reasonably” in connection with the term “Approval” or any variation thereof or with the term “satisfactory” means that such Approval shall not be withheld, conditioned or delayed unreasonably. Unless either of such terms is used in connection with the term “Approval” (or any variation thereof), such Approval may be granted or withheld in a Member’s (or its authorized representative’s) sole discretion.

“Assistant Secretary” has the meaning set forth in Section 10(a).

“Assistant Treasurer” has the meaning set forth in Section 10(a).

“Available Cash” means, at any particular time, all cash and cash items (from whatever source received) held by the Company at such time, to the extent such cash is not reasonably necessary (in the judgement of the Board) to cover (a) obligations or expenses of the Company at such time, or reserves for working capital and capital expenditures (taking into account expected revenues) anticipated within a reasonable period thereafter.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.

“Basic Documents” means this Agreement, any documents required in connection with obtaining legal or beneficial ownership of the Property and any loan documents to which the Company is a party or to which the Property is subject and all documents and certificates contemplated thereby or delivered in connection therewith.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 1, 2007, as amended or amended and restated from time to time.

“Code” has the meaning set forth in Section 31.

“Company” means Whitfield Sarasota LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, ten percent (10%) or more of the ownership interests.

“Cooling-Off Period” has the meaning set forth in Section 9(e).

“Covered Persons” has the meaning set forth in Section 18(a).

“Deadlock” has the meaning set forth in Section 9(e).

“Deciding Member” has the meaning set forth in Section 9(e).

“Forced Purchase Notice” has the meaning set forth in Section 19(e).

“Forced Sale Notice” has the meaning set forth in Section 19(d).

“Initiating Member” has the meaning set forth in Section 9(e).

“Lease” shall mean to grant to a Person, through a commercial, retail or residential lease agreement (including, without limitation, a sublease) with an initial term of not less than five years, and any amendments thereof, the right to use all or any portion of the Property for the purposes, and in exchange for the consideration, set forth in such lease agreement. “Leases”, “Leasing” and “Leased” shall have correlative meanings.

“Lender” shall mean any provider of debt financing to the Company or any of its subsidiaries, which debt is secured by the Property.

“Loan Documents” shall mean the documentation governing the terms of any financing provided by any Lender.

“Major Decision” has the meaning set forth in Section 9(d).

“Members” means, collectively, LVP Sarasota Industrial LLC and Lightstone Sarasota Industrial LLC, each a Delaware limited liability company, as the initial members of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Interests” has the meaning set forth in Section 12.

“Obligation” shall mean any obligation of the Company or any of its subsidiaries pursuant to any Loan Document.

“Offer Notice” has the meaning set forth in Section 9(e).

“Offer Price” has the meaning set forth in Section 9(e).

“Officer” means an officer of the Company described in Section 10.

“Percentage Interest” has the meaning set forth in Section 12.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“President” has the meaning set forth in Section 10(a).

“Property” means that certain real property located at 2150 Whitfield Avenue, Sarasota, FL 34243, owned, operated and held subject to the Loan Documents.

“REIT” has the meaning set forth in Section 15.

“Response Notice” has the meaning set forth in Section 9(e).

“Secretary” has the meaning set forth in Section 10(a).

“Termination Date” has the meaning set forth in Section 9(e).

“Transfer” has the meaning set forth in Section 19(a).

“Vice President” has the meaning set forth in Section 10(a).

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof' and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
Lightstone Sarasota Industrial LLC	326 Third Street Lakewood, NJ 08701	$13,095,412.80*	90%***
LVP Sarasota Industrial LLC	326 Third Street Lakewood, NJ 08701	$1,309,541.28**	10%***

*	To include costs associated with the acquisition of the Property, including title insurance, transfer taxes, counsel fees and any other related costs.

**	To include 10 percent preference to be paid to the Managing Member pursuant to Section 15.

***	Subject to automatic adjustment pursuant to Section 15(b).

SCHEDULE C

OFFICERS	TITLE

David Lichtenstein	President

Joseph Teichman	Secretary